Exhibit 3.2

FORM OF

PLAN OF CONVERSION

THIS PLAN OF CONVERSION (“Plan of Conversion”), dated               , 2014, is with respect to the conversion (the “Conversion”) of Imperial Resources, LLC, a Delaware limited liability company (the “Existing LLC”), to a Delaware corporation to be named “Empire Energy Holdings, Inc. (the “Converted Corporation”).

BACKGROUND

1.          The Existing LLC is a Delaware limited liability company formed on January 23, 2006, by the filing of a Certificate of Formation with the Delaware Secretary of State.

2.          Pursuant to Section 18-216(b) of the Delaware Limited Liability Company Act (the “DLLCA”) and Section 265 of the Delaware General Corporation Law (the “DGCL”), all of the members and the manager of the Existing LLC have authorized, adopted and approved the Conversion and this Plan of Conversion by written consent dated as of                  , 2014.

NOW, THEREFORE, in accordance with the DLLCA and the DGCL, the Existing LLC shall effect the Conversion as follows:

ARTICLE I

CONVERSION

Subject to the terms and conditions of this Plan of Conversion, and in accordance with the DLLCA and DGCL, at the Effective Time (as that term is defined in Article V hereof):

(a)          The Existing LLC shall convert to the Converted Corporation; and

(b)          The Converted Corporation shall be the sole entity surviving the Conversion.

ARTICLE II

NAME; CERTIFICATE OF INCORPORATION AND BYLAWS

2.1          Name. At and after the Effective Time, the name of the Converted Corporation shall be “Empire Energy Holdings, Inc.” until amended in accordance with the DGCL, the Certificate of Incorporation (defined below) and the Bylaws (defined below).

2.2          Certificate of Incorporation. At and after the Effective Time, the Certificate of Incorporation of the Converted Corporation shall be as set forth at Exhibit A hereto (the “Certificate of Incorporation”), until amended in accordance with the DGCL, such Certificate of Incorporation and the Bylaws.

2.3          Bylaws. At and after the Effective Time, the Bylaws of the Converted Corporation shall be as set forth at Exhibit B hereto (the “Bylaws”), until amended in accordance with the DGCL, the Certificate of Incorporation and such Bylaws.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1          Board Of Directors. At and after the Effective Time, the manager of the Existing LLC (the “Manager”), duly elected and holding office immediately prior to the Effective Time, shall cease to be the managing party and the following persons shall be the directors of the Converted Corporation, together with such directors as may be appointed from time to time thereafter, each to hold office until his or her successor is elected and qualified in accordance with the DGCL, the Certificate of Incorporation and the Bylaws or until his or her earlier death, resignation or removal:

Bruce W. McLeod

Anthony Crisafio

Denise Cox

3.2          Officers. At and after the Effective Time, the officers of the Existing LLC, duly elected and holding office immediately prior to the Effective Time, shall be the officers of the Converted Corporation, together with such officers as may be appointed from time to time thereafter, each to hold office until his or her successor is elected and qualified in accordance with the DGCL, the Certificate of Incorporation and the Bylaws or until his or her earlier death, resignation or removal.

ARTICLE IV

CONVERSION OF INTERESTS

The interests (as defined in the Operating Agreement of the Existing LLC) of the Existing LLC issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into 9,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Converted Corporation, without any action on the part of the holder thereof, and no cash, other stock, ownership interests, securities or other property shall be delivered in exchange therefor. Upon such conversion and thereafter, each share of Common Stock shall be subject to the rights, powers and preferences set forth for such Common Stock under the DGCL, the Certificate of Incorporation and the Bylaws.

ARTICLE V

EFFECTIVE TIME AND DATE OF THE CONVERSION; STATE FILINGS

5.1          State Filings. The officers of the Existing LLC shall cause to be executed, delivered and/or filed: (i) a Certificate of Conversion with the Secretary of State of the State of Delaware in accordance with the DLLCA and the DGCL (the “Certificate of Conversion”); (ii) the Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with the DGCL; and (iii) such other information, filings and documents as are necessary and appropriate to effect the Conversion as of the Effective Time.

 5.2          Effective Time. The Conversion shall be effective as of the date and time of filing of the Certificate of Conversion (the “Effective Time”).

ARTICLE VI

EFFECT OF THE CONVERSION

At the Effective Time, all of the property (real, personal and mixed), assets, liabilities, debts, rights, title, interests, powers, privileges, franchises, duties, restrictions, obligations and disabilities of the Existing LLC shall be deemed to be vested, perfected or confirmed, of record or otherwise, in the Converted Corporation, without further act or deed, as provided by the DLLCA and the DGCL. It is the intention of the Existing LLC that the Conversion shall be treated for tax purposes as a merger of the Existing LLC into the Converted Corporation and that the Conversion qualify as nontaxable reorganization under Internal Revenue Code Section 368(a)(1)(F).

ARTICLE VII

AMENDMENT AND TERMINATION

This Plan of Conversion may be amended at any time prior to the Effective Time by the Manager of the Existing LLC except as otherwise prohibited by the DLLCA and the DGCL. This Plan of Conversion may be terminated at any time prior to the Effective Time by the Manager of the Existing LLC.

ARTICLE VIII

MISCELLANEOUS

8.1          Additional Actions. If, at any time after the Effective Time, the Converted Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Conversion, the Existing LLC and its proper officers and the Manager shall be deemed to have granted to the Converted Corporation an irrevocable power of attorney to execute and deliver all proper deeds, documents, filings, agreements, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, property (real, personal or missed), assets, powers, privileges and franchises in the Converted Corporation and otherwise to carry out the purposes of this Plan of Conversion; and the proper officers and directors of the Converted Corporation are fully authorized, directed and empowered in the name of the Existing LLC or otherwise to take any and all such action.

8.2          Captions. The headings of the several Articles herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Conversion.

8.3          Governing Law. Except as provided herein, this Plan of Conversion shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.4          Severability. If any term of this Plan of Conversion, or part thereof, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Existing LLC that the remaining terms hereof, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Plan of Conversion shall be replaced by a valid provision which will implement the purpose of the illegal, invalid or unenforceable provision.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Existing LLC has caused this Plan of Conversion to be executed by a duly authorized officer as of the date first written above.

IMPERIAL RESOURCES, LLC, a Delaware
limited liability company

By:
Name: Bruce W. McLeod
Title: Chief Executive Officer

[Signature Page to Plan of Conversion of Signal Genetics LLC]

Exhibit A

Certificate of Incorporation

(See Attached)

Exhibit B

Bylaws

(See Attached)